UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2007

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Incorporated Under the Laws of the State of Delaware

000-52498	38-3737811
Commission File Number	I.R.S. Employer Identification Number

1880 Century Park East, Suite 800

Los Angeles, California 90067

(310) 277-2265

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement

On March 23, 2007, First California Financial Group, Inc. (“FCFG”) and South Bay Bank, N.A. (“SBB”), a wholly owned subsidiary of FCFG, entered into an Agreement and Plan of Merger (the “Charter Sale Agreement”) with TIB – The Independent BankersBank, a Texas state-charter banking institution (“TIB”). The Charter Sale Agreement contemplates that TIB will acquire the national charter of SBB. This conforms to the previously announced strategy of FCFG to combine the businesses of the three subsidiary banks (Mercantile National Bank, South Bay Bank and First California Bank) under one California state banking charter.

The Charter Sale Agreement provides that SBB will transfer substantially all of its assets and liabilities to First California Bank, to be followed immediately thereafter by the acquisition of all of the outstanding shares of stock of SBB by TIB and subsequent merger of SBB with and into TIB, with TIB surviving the merger. FCFG will receive a cash payment in the amount of $1,000,000 for all of the outstanding shares of SBB. At the closing, FCFG and First California Bank will enter into an indemnity agreement pursuant to which they will agree to indemnify TIB for any liabilities of SBB arising prior to the closing. The closing of the transaction contemplated by the Charter Sale Agreement is subject to a number of conditions, including the receipt of necessary regulatory approvals. Either party may terminate the transaction if the closing is not completed by December 31, 2007 and such closing has not occurred due to the breach or default by such party.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Date: March 28, 2007	By:	/s/ Romolo Santarosa
Romolo Santarosa
Executive Vice President and Chief Financial Officer